Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Momentus Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees To Be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	Equity	Class A Common Stock, par value $0.00001 per share	Rule 457(c)	63,204,637(2)	$9.48(3)	$599,179,958.76	$0.00010910	$65,370.54(2)
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$599,179,958.76		$65,370.54
	Total Fees Previously Paid							$65,370.54(2)
	Total Fee Offsets							—
	Net Fee Due							$0

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)
On September 3, 2021, 63,204,637 shares of Class A Common Stock were registered for sale by the selling securityholders named in the registration statement (Registration No. 333-259281).  In connection therewith, a registration fee of $65,370.54 was paid by Momentus Inc.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Class A Common Stock on August 30, 2021, as reported on The Nasdaq Stock Market LLC.